EXHIBIT 12




                                  TRANSAMERICA CORPORATION AND SUBSIDIARIES
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                 Nine months ended September 30,
                                                    1997                 1996
                                                  (Dollar amounts in thousands)

Fixed charges:
    Interest and debt expense                       $  418,292        $  514,375
    One-third of rental expense                         29,151            18,144
    Dividends declared on preferred
       securities issued by affiliates                  29,975            12,843
                                                    ----------        ----------
Total                                                  477,418        $  545,362
                                                    ==========        ==========

Earnings:
    Net income                                      $  618,916        $  335,127
    Provision for income taxes                         290,054            66,581
    Fixed charges                                      477,418           545,362
                                                    ----------        ----------
Total                                               $1,386,388        $  947,070
                                                    ==========        ==========

Ratio of earnings to fixed charges                        2.90              1.74
                                                          ====              ====